Exhibit 99
Investor Relations Contact:	Media Contact:
Jennifer Larson	Dave DeCecco
(617) 368-5152	(914) 261-6572
jennifer.larson@bostonbeer.com	dave.dececco@bostonbeer.com

BOSTON BEER REPORTS

THIRD QUARTER 2022 FINANCIAL RESULTS

BOSTON – October 20, 2022 – The Boston Beer Company, Inc. (NYSE: SAM), today reported financial results for the third quarter 2022 (13 weeks) and year to date 2022 (39 weeks) ended September 24, 2022.

Third Quarter 2022 Summary:

•
Depletions decreased 6% and shipments increased 1.4% compared to the third quarter of 2021
•
Net revenue of $596.5 million increased 6.2% compared to net revenue realized in the third quarter of 2021
•
Gross margin of 43.2%
•
Net income of $27.3 million, which includes a non-cash impairment charge of $27.1 million and the related tax benefit
•
GAAP diluted earnings per share of $2.21, including a non-cash impairment charge of $1.61 per share

“I continue to be optimistic about the long-term growth outlook for Boston Beer’s diversified beverage portfolio,” said Chairman and Founder Jim Koch. “Based on our year-to-date performance and our view on the remainder of the year, we have narrowed the range of our fiscal 2022 financial guidance. As we continue to navigate through this dynamic operating environment, we remain committed to investing in innovation and brand support across our Beyond Beer portfolio. We operate in attractive segments and believe our strong capabilities – combined with the top salesforce in beer – position us well to deliver long-term value.”

“We delivered revenue, shipment and cash flow growth in the third quarter, with strong pricing performance across our portfolio, continued growth in depletions and shipments in Twisted Tea, and positive early progress in Hard Mountain Dew,” said President and CEO Dave Burwick. “We launched Truly Vodka Seltzer earlier this month and we are continuing to execute on our plans to support the base Truly business. We remain focused on delivering our strategy to create a broad beverage portfolio with many pathways to growth while optimizing our supply chain to expand margins over the long term.”

Details of the results were as follows:

Third Quarter 2022 (13 weeks ended September 24, 2022) Summary of Results

Comparisons between the third quarter of 2022 and the third quarter of 2021 are benefitted by $133.0 million, before the related tax benefit, in direct and indirect costs recorded in the third quarter of 2021, resulting from the 2021 slowdown in hard seltzer category growth. Those costs included inventory obsolescence, destruction costs and other inventory related costs of $54.3 million, contract termination costs, primarily for excess third-party contract production, of $35.4 million, equipment impairments of $12.7 million, increased materials sourcing and warehousing costs of $11.8 million, unfavorable absorption impacts at Company-owned breweries and downtime charges at third party breweries of $11.4 million, customer return provisions for out of code or damaged products of $5.4 million and other costs of $2.0 million. The total direct and indirect costs of $133.0 million were recorded in the third quarter 2021 financial statements as a $6.9 million reduction in net revenue, $78.0 million increase in cost of goods sold, $35.4 million in contract termination fees, and $12.7 million in impairments of brewery assets.

Third quarter 2022 net income of $27.3 million, or $2.21 per diluted share, increased from the third quarter 2021 net loss of $58.4 million, or a loss of $4.76 per diluted share. This increase of $85.7 million, or $6.97 per diluted share, was due to favorable impacts of the comparison against third quarter 2021 combined direct and indirect costs related to slowing hard seltzer category growth noted above, as well as increased net revenue and lower advertising, promotional and selling expenses in the third quarter of 2022, which were partially offset by increased income taxes, a non-cash impairment charge relating to the Dogfish Head brand, as discussed below, and increased supply chain costs.

Depletions for the third quarter decreased 6% from the prior year, reflecting decreases in the Company’s Truly Hard Seltzer, Angry Orchard, Samuel Adams, and Dogfish Head brands, partially offset by increases in its Twisted Tea and Hard Mountain Dew brands.

Excluding the Truly declines, the Company’s depletion volumes for the remainder of its business in the third quarter increased 14%.

Shipment volume for the third quarter was approximately 2.3 million barrels, a 1.4% increase from the prior year, reflecting increases in the Company’s Twisted Tea, Hard Mountain Dew and Samuel Adams brands partially offset by decreases in its Truly Hard Seltzer, Angry Orchard and Dogfish Head brands.

The Company believes distributor inventory as of September 24, 2022 averaged approximately five weeks on hand and was at an appropriate level for each of its brands. The Company expects distributors will keep inventory levels for the remainder of the year between four to five weeks on hand.

Gross margin of 43.2% increased from the 30.7% margin realized in the third quarter of 2021, primarily due to costs recorded in the third quarter of 2021 resulting from the slowdown of hard seltzer and in the current quarter from increased pricing, which was partially offset by inflationary cost increases, primarily due to increased packaging, ingredient, and energy costs as well as higher inventory obsolescence costs and returns.

Advertising, promotional and selling expenses decreased $13.1 million, or 7.9%, from the third quarter of 2021, primarily due to a net decrease in brand investments of $9.5 million, mainly driven by lower media costs and decreased freight to distributors of $3.6 million primarily due to lower freight rates.

General and administrative expenses increased by $5.3 million, or 16.6%, from the third quarter of 2021, primarily due to increased salaries and benefits costs.

Impairment of intangible assets reflects a $27.1 million non-cash impairment charge recorded for the Dogfish Head brand, taken as a result of the Company’s annual impairment analysis as of September 1, 2022. The impairment determination was primarily based on the latest forecasts of brand performance which has been below our projections made on the acquisition date.

Impairment of brewery assets decreased $13.0 million from the third quarter of 2021, primarily due to write-downs of equipment of $12.7 million in the prior year quarter.

Contract termination costs decreased $35.4 million from the third quarter of 2021, due to contract termination costs in the prior year quarter related to the 2021 slowdown of the hard seltzer category.

The Company’s effective tax rate for the third quarter was 28.6% compared to a tax benefit of 23.6% in the third quarter of 2021. In both the third quarter of 2022 and 2021, the Company recorded a tax benefit of $0.02 per diluted share resulting from stock activity recorded under Accounting Standard "Employee Share-Based Payment Accounting" ("ASU 2016-09").

Year-to-date 2022 (39 weeks ended September 24, 2022) Summary of Results

Comparisons between year-to-date 2022 and year-to-date 2021 are impacted by $143.9 million, before the related tax benefit, in direct and indirect costs recorded in year-to-date 2021 resulting from the 2021 slowdown in hard seltzer category growth. Those costs included inventory obsolescence, destruction costs and other inventory related costs of $54.3 million, contract termination costs, primarily for excess third-party contract production, of $35.4 million, increased materials sourcing and warehousing costs of $22.3 million, equipment impairments of $12.7 million, unfavorable absorption impacts at Company-owned breweries and downtime charges at third party breweries of $11.8 million, customer return provisions for out of code or damaged products of $5.4 million and other costs of $2.0 million. The total direct and indirect costs of $143.9 million were recorded in year-to-date 2021 financial statements as a $6.9 million reduction in net revenue, $88.9 million increase in cost of goods sold, $35.4 million in contract termination fees, and $12.7 million in impairments of brewery assets.

Year-to-date 2022 net income of $78.7 million, or $6.36 per diluted share, increased from net income of $66.3 million or $5.33 per diluted share in year-to-date 2021. This increase of $12.4 million, or $1.03 per diluted share, was due to comparisons against the 2021 combined direct and indirect costs related to the 2021 slowdown of hard seltzer category growth and also reflects lower advertising, promotional and selling expenses in the current year, partially offset by lower revenue, a non-cash impairment charge recognized in the third quarter relating to the Dogfish Head brand, increased supply chain costs and increased income taxes.

Net revenue year-to-date of $1.643 billion decreased 3.9% compared to year-to-date 2021.

Depletions year-to-date decreased 7% from year-to-date 2021, reflecting decreases in the Company’s Truly Hard Seltzer, Angry Orchard, Dogfish Head, and Samuel Adams brands, partially offset by increases in its Twisted Tea and Hard Mountain Dew brands.

Shipment volume year-to-date was approximately 6.5 million barrels, an 8.0% decrease from year-to-date 2021, reflecting decreases in the Company’s Truly Hard Seltzer, Angry Orchard, Dogfish Head, and Samuel Adams brands, partially offset by increases in its Twisted Tea and Hard Mountain Dew brands.

Gross margin of 42.4% increased from the 40.8% margin realized year-to-date 2021, primarily due to costs recorded in year-to-date 2021 resulting from the slowdown of hard seltzer and year-to-date 2022 increased pricing, which was partially offset by inflationary cost increases, primarily due to increased packaging, ingredient, and energy costs as well as higher inventory obsolescence costs, unfavorable product mix and higher returns.

Advertising, promotional and selling expenses year-to-date decreased $30.1 million, or 6.4%, from year-to-date 2021, primarily due to a net decrease in brand investments of $30.1 million, mainly driven by lower media costs. Freight to distributors was flat as higher rates were offset by lower volumes.

General and administrative expenses year-to-date increased by $19.0 million or 19.5% from year-to-date 2021, primarily due to increased salaries and benefits costs.

The Company’s effective tax rate for year-to-date 2021 was 26.3% compared to 17.3% in year-to-date 2021. This increase was due to a lower stock activity that resulted in a lower tax benefit from employee stock exercises recognized under ASU 2016-09. Year-to-date 2022 and 2021, the Company recorded a tax benefit of $0.03 per diluted share and $0.75 per diluted share, respectively, resulting from ASU 2016-09.

The Company expects that its September 24, 2022 cash balance of $222.1 million, together with its future operating cash flows and the unused balance on its $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the 39-week period ended September 24, 2022 and the period from September 25, 2022 through October 15, 2022, the Company did not repurchase any shares of its Class A Common Stock. As of October 15, 2022, the Company had approximately $90.3 million remaining on the $931.0 million share buyback expenditure limit set by the Board of Directors.

Depletion and shipments estimates

Year-to-date depletions through the 42-week period ended October 15, 2022 are estimated by the Company to have decreased approximately 6% from the comparable period in 2021.

Year-to-date shipments through the 42-week period ended October 15, 2022 are estimated by the Company to have decreased approximately 6% from the comparable period in 2021.

Full-year 2022 Financial Projections

Based on year-to-date performance and latest projections for the final quarter of 2022, the Company has narrowed the range of its full year 2022 projections. The Company’s actual 2022 results could vary significantly from the current projection and are highly sensitive to changes in volume projections particularly related to the hard seltzer category and supply chain performance as well as inflationary impacts. The 2022 fiscal year includes 53 weeks compared to the 2021 fiscal year which included only 52 weeks.

Full Year 2022	Current Guidance	Prior Guidance
Depletions Decreases	(4%) to (7%)	(2%) to (8%)
Shipments Decreases	(4%) to (7%)	(2%) to (8%)
Price Increases	4% to 5%	3% to 5%
Gross Margin	42% to 43.5%	43% to 45%
Advertising, Promotion and Selling Expense Year over Year Decrease ($ million)	($35 to $45)	($30 to $50)
Effective Tax Rate	26% to 27%	26% to 27%
GAAP EPS	$5.39 to $8.39	-
Non-GAAP EPS	$7.00 to $10.00	$6.00 to $11.00
Capital Spending ($ million)	$105 to $125	$110 to $140

The non-GAAP earnings per share (Non-GAAP EPS) projection excludes the impact of the non-cash Dogfish Head brand value impairment of $27.1 million or $1.61 per diluted share.

Underlying the Company’s current 2022 projection are the following full-year estimates and targets:

•
The Company estimates the 53rd week will have a positive impact of between 1 and 1.5 percentage points on its depletions and shipments growth rates for the full year and between 4 and 6 percentage points on its depletions and shipments growth rates for the fourth quarter.
•
Changes in gross margin projection are due to the impact of higher inventory obsolescence and lower brewery efficiency as we slowly ramp up new variety pack automation equipment. The Company continues to expect to cover higher commodity costs through pricing.
•
Advertising, selling and promotional expense projection does not include any changes in freight costs for the shipment of products to the Company’s distributors.

2023 Financial Guidance

The Company is planning to provide full year 2023 financial guidance during its fourth quarter earnings call in February 2023. The Fiscal 2023 fiscal year will include 52 weeks compared to the 2022 fiscal year which includes 53 weeks.

Use of Non-GAAP Measures

Non-GAAP EPS is not a defined term under U.S. generally accepted accounting principles (“GAAP”). Non-GAAP EPS, or Non-GAAP earnings per diluted share, excludes from projected GAAP EPS the impact of the non-cash asset impairment charge of $27.1 million, or $1.61 per diluted share, recognized in the third quarter of fiscal 2022 relating to the Dogfish Head brand. This non-GAAP measure should not be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. Management uses this non-GAAP financial measure to make operating and strategic decisions and to evaluate the Company’s underlying business performance. Management believes this forward-looking non-GAAP measure provides meaningful and useful information to investors and analysts regarding the Company’s outlook for its ongoing financial and business performance or trends and facilitates period to period comparisons of its forecasted financial performance.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 25, 2021 and subsequent reports filed by the Company with the SEC on Forms 10-Q and 8-K. Copies of these documents are available from the SEC and may be found on the Company’s website, www.bostonbeer.com. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and the Samuel Adams brand is currently recognized as one of the largest and most respected craft beer brands. Our portfolio of brands also includes Truly Hard Seltzer, Twisted Tea, Angry Orchard Hard Cider, Dogfish Head Brewery, Hard Mountain Dew and Sauza Agave Cocktails as well as other craft beer brands such as Angel City Brewery and Coney Island Brewing. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Thursday, October 20, 2022

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
	(unaudited)
	Thirteen weeks ended		Thirty-nine weeks ended
	September 24, 2022	September 25, 2021	September 24, 2022	September 25, 2021
Barrels sold	2,345	2,312	6,472	7,037
Revenue	$634,332	$599,971	$1,746,642	$1,822,994
Less excise taxes	37,879	38,328	103,833	113,466
Net revenue	596,453	561,643	1,642,809	1,709,528
Cost of goods sold	338,707	388,947	946,336	1,011,513
Gross profit	257,746	172,696	696,473	698,015
Operating expenses:
Advertising, promotional and selling expenses	153,717	166,817	439,215	469,296
General and administrative expenses	37,382	32,066	115,929	96,973
Contract termination costs and other	—	35,428	5,330	35,428
Impairment of intangible assets	27,100	—	27,100	—
Impairment of brewery assets	1,181	14,158	1,302	15,389
Total operating expenses	219,380	248,469	588,876	617,086
Operating income	38,366	(75,773)	107,597	80,929
Other expense:
Interest income (expense)	759	(26)	809	(84)
Other (expense) income	(891)	(657)	(1,592)	(655)
Total other expense	(132)	(683)	(783)	(739)
Income before income tax provision	38,234	(76,456)	106,814	80,190
Income tax provision	10,948	(18,035)	28,134	13,852
Net income	$27,286	$(58,421)	$78,680	$66,338
Net income per common share - basic	$2.21	$(4.76)	$6.39	$5.40
Net income per common share - diluted	$2.21	$(4.76)	$6.36	$5.33
Weighted-average number of common shares - basic	12,321	12,282	12,313	12,279
Weighted-average number of common shares - diluted	12,344	12,282	12,342	12,450
Net income	$27,286	$(58,421)	$78,680	$66,338
Other comprehensive (loss) income:
Foreign currency translation adjustment	(242)	(26)	(263)	9
Total other comprehensive (loss) income, net of tax	(242)	(26)	(263)	9
Comprehensive income	$27,044	$(58,447)	$78,417	$66,347

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	(unaudited)
	September 24,	December 25,
	2022	2021
Assets
Current Assets:
Cash and cash equivalents	$222,050	$26,853
Restricted cash	—	39,468
Accounts receivable	92,349	55,022
Inventories	192,172	149,118
Prepaid expenses and other current assets	17,948	21,462
Income tax receivable	4,252	53,418
Total current assets	528,771	345,341
Property, plant and equipment, net	670,689	664,815
Operating right-of-use assets	45,727	52,774
Goodwill	112,529	112,529
Intangible assets	76,387	103,677
Third-party production prepayments	67,449	88,294
Other assets	29,146	19,354
Total assets	$1,530,698	$1,386,784
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$151,443	$85,920
Accrued expenses and other current liabilities	153,543	161,552
Current operating lease liabilities	8,611	7,634
Total current liabilities	313,597	255,106
Deferred income taxes, net	89,694	87,495
Non-current operating lease liabilities	47,399	53,849
Other liabilities	6,022	6,925
Total liabilities	456,712	403,375
Stockholders' Equity:
Class A Common Stock, $0.01 par value; 22,700,000 shares authorized; 10,225,061 and 10,183,801 issued and outstanding as of September 24, 2022 and December 25, 2021, respectively	102	102
Class B Common Stock, $0.01 par value; 4,200,000 shares authorized; 2,068,000 and 2,068,000 issued and outstanding as of September 24, 2022 and December 25, 2021, respectively	21	21
Additional paid-in capital	623,782	611,622
Accumulated other comprehensive loss	(457)	(194)
Retained earnings	450,538	371,858
Total stockholders' equity	1,073,986	983,409
Total liabilities and stockholders' equity	$1,530,698	$1,386,784

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	(unaudited)
	Twenty-six weeks ended
	September 24, 2021	September 25, 2021
Cash flows provided by operating activities:
Net income	$78,680	$66,338
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	60,765	52,953
Impairment of intangible assets	27,100	—
Impairment of brewery assets	1,302	15,389
Change in right-of-use assets	5,986	5,959
Stock-based compensation expense	10,328	14,002
Deferred income taxes	2,199	(9,370)
Other non-cash expense (income)	312	(294)
Changes in operating assets and liabilities:
Accounts receivable	(37,745)	(5,184)
Inventories	(45,185)	(71,104)
Prepaid expenses, income tax receivable, and other current assets	52,680	(39,239)
Third-party production prepayments	20,845	(2,733)
Other assets	(7,661)	(5,682)
Accounts payable	67,620	17,781
Accrued expenses, other current liabilities and other liabilities	(7,861)	18,251
Change in operating lease liabilities	(4,412)	(6,102)
Net cash provided by operating activities	224,953	50,965
Cash flows used in investing activities:
Purchases of property, plant and equipment	(70,313)	(120,887)
Proceeds from disposal of property, plant and equipment	506	1,142
Other investing activities	—	145
Net cash used in investing activities	(69,807)	(119,600)
Cash flows provided by (used in) financing activities:
Proceeds from exercise of stock options and sale of investment shares	5,327	8,571
Net cash paid on note payable and finance leases	(1,270)	(1,181)
Line of credit borrowings	30,000	—
Line of credit repayments	(30,000)	—
Payment of tax withholding on stock-based payment awards and investment shares	(3,474)	(15,533)
Net cash provided by (used in) financing activities	583	(8,143)
Change in cash and cash equivalents and restricted cash	155,729	(76,778)
Cash and cash equivalents and restricted cash at beginning of year	66,321	163,282
Cash and cash equivalents at end of period	$222,050	$86,504

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com